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                             FORM N-6, ITEM 26(d)
                                    CONTRACTS
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                     American United Life Insurance Company
                              [One American Square
                             Indianapolis, IN 46206]

                       OTHER INSURED TERM INSURANCE RIDER

This rider is a part of the policy to which it is attached. The Policy Date of this rider is the same as the Policy Date of the policy unless otherwise stated on the Rider Specifications Page. The rider's provisions shall control when there is a conflict between this rider and the policy.

Definitions

Insured - As used in this rider, the Insured is the same as the Insured for the policy.

Other Insured - Other Insured means each person named under this rider as shown on the Rider Specifications Page. More than one Other Insured may be named.

Beneficiary - The Beneficiary for an Other Insured's insurance may be named or changed as provided in the policy. If no Beneficiary is specifically named, the Beneficiary will be the Owner of the policy.

Benefit

We will pay to the Beneficiary the amount of insurance listed on the Rider Specifications Page:

     (1) If the Other Insured has died while this rider is in force prior to the Expiry Date of coverage as listed on the Rider Specifications Page; and



     (2) Upon receipt of proof of death. Proof of death will consist of a certified copy of the death certificate, or other lawful evidence providing equivalent information, and proof of the Beneficiaries interest in the amount of insurance.

Death of Insured

If the Insured dies, we will return any unearned premium for the rider.

Conversion

On any conversion date while the rider is in effect, the insurance on the Other Insured may be converted to a new policy on that Other Insured's life. The new policy will be issued without evidence of insurability or change in premium class subject to the following conditions:

     (1) We must receive a written application for the new policy while the coverage for the Other Insured is in force;

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     (2)  The  Policy  Date  of the  new  policy  will  be the  conversion  date following the date we receive the application. The coverage being converted under this rider will end on the conversion date. Coverage under the new policy will begin when the coverage under this rider ends;

     (3) The amount converted can be any amount not exceeding the amount of insurance provided by this rider on an Other Insured, and it may not be less than the minimum issue amount for the converted policy;

     (4) If any amount of insurance under the rider remains after a partial conversion, the remaining amount may not be less than the minimum amount we permit;

     (5) Any plan of insurance (except term insurance) offered by us on the Policy Date of the new policy can be selected;

     (6) The new policy will be issued at the Other Insured's Attained Age and at the rates in effect on the Policy Date of the new policy;

     (7) The inclusion of any rider in the new policy will be subject to our consent and satisfactory evidence of insurability; and

     (8) The first premium for the new policy must be paid within 31 days after the Policy Date of the new policy.

Conversion Date

If the Other Insured is in a standard premium class (indicated on the Rider Specifications Page) conversion dates occur on each Monthiversary prior to reaching the Other Insured's Attained Age of 70. If the Other Insured is in a special premium class, conversion dates occur on each Monthiversary prior to reaching the Other Insured's Attained Age 55 or for five (5) years after the date the insurance was effective, if longer (but not beyond attained age 70).

Incontestability

This rider will not be contested after it has been in force during the lifetime of the Other Insured for two (2) years from the Policy Date of the rider, except for non-payment of premium or fraud when permitted by applicable law in the state where the policy is delivered or issued for delivery. If an Other Insured is added to this rider at a later date, the rider will not be contested as to the insurance provided on the life of that Other Insured after two (2) years from the date the Other Insured is added.

Suicide

If the Other Insured commits suicide, while sane or insane, within two (2) years from the Policy Date of the rider or the effective date of any reinstatement, we will not pay a Death Benefit. We will terminate this rider and refund the rider premiums paid.

If the Insured commits suicide, while sane or insane, within two (2) years from the Policy Date of the rider or the effective date of any reinstatement, any cost for this rider will be included in the amount paid under the Policy because of the Insured's suicide.

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Misstatement  of Age  or  Sex - If the  Other  Insured's  Age  or sex  has  been misstated, the amount of insurance for that Other Insured shall be that amount which would have been purchased at the correct Age and sex in consideration of the most recent Cost of Insurance rates by adjusting the Net Amount At Risk by the ratio of the incorrect Cost of Insurance rate to the correct Cost of Insurance rate for the Other Insured. We may adjust future months' deductions so as to reflect the corrected Age and sex.

Nonforfeiture Values

This rider does not have any Account Value, Cash Value, Cash Surrender Value, or loan value.

Reinstatement

If the policy is reinstated, this rider will also be reinstated.

Cost of Insurance

The cost of insurance for each Other Insured is determined monthly and deducted from the Account Value of the policy on each Monthiversary until the Expiry Date of coverage. The Expiry Date of coverage is shown on the Rider Specifications Page.

The guaranteed monthly Cost of Insurance rates per $1,000 of amount of insurance on each Other Insured are shown on the Rider Specifications Page. We can use Cost of Insurance rates less than the guaranteed rates, but we can never use rates greater than the guaranteed rates. The rates we use will be on a uniform basis for persons of the same Age, sex, and premium class whose insurance has been in force for the same length of time. Any change in rates will be based on changes in expected mortality, expenses and persistency.

The monthly Cost of Insurance for each Other Insured is the monthly Cost of Insurance rate times the amount of insurance (in thousands)


Termination of Coverage for an Other Insured - Coverage for an Other Insured will terminate on the earliest of the following dates:

     (1) The date an Other Insured converts all of the amount of insurance under this rider;

     (2) The Expiry Date shown on the Rider Specifications Page for an Other Insured; or

     (3)  The Monthiversary following the date requested by you in writing.


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Termination  of the Rider - This rider will  terminate  on the  earliest  of the following dates:

     (1)  The date that there is no coverage in force for any Other Insured;

     (2) The date the policy is terminated, surrendered for cash, or continued as paid-up or extended term insurance;

     (4)  The Monthiversary following the date requested by you in writing;

     (5) Upon nonpayment of the premium for the rider, in accordance with the provisions of this rider or the policy;

     (6)  Upon the death of the last surviving Other Insured.




            Signed for American United Life Insurance Company(R) by,



                                 Thomas M. Zurek
                                    Secretary

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